Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF BAT GROUP, INC.	State of Delaware Secretary of State Division of Corporations Delivered 12:04 PM 03/06/2020 FILED 12:04 PM 03/06/2020 SR 20201970728 - File Number 5082308

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Bat Group, Inc. (the “Corporation’’), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST thereof in its entirety and inserting the following in lieu thereof:

“First: The name of this Corporation is TD Holdings, Inc.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

BAT GROUP, INC.

By:
Name:	Renmei Ouyang
Title:	Chief Executive Officer (Principal Executive Officer)

Date: March 5, 2020